Exhibit (h)(1)(iii)

1290 FUNDS

AMENDMENT NO. 3

TO THE

MUTUAL FUNDS SERVICE AGREEMENT

AMENDMENT NO. 3, effective as of November 2, 2026 (“Amendment No. 3”), to the Mutual Funds Service Agreement dated as of January 1, 2023 (“Agreement”) between 1290 Funds, a Delaware statutory trust (“Trust”), and Equitable Investment Management, LLC (“EIM LLC”), a limited liability company organized in the State of Delaware.

The Trust and EIM LLC agree to modify the Agreement as follows:

1.	New Fund. Effective November 2, 2026, the 1290 Equity 500 Index Fund (“New Fund”) is hereby added to the Agreement on the terms and conditions contained in the Agreement.

2.	Duration of Agreement for the New Fund.

a.	With respect to the New Fund, the Agreement will continue in effect for one year after the date set forth in section 1 above and may be continued thereafter pursuant to subsection (b) below.

b.

With respect to the New Fund, the Agreement shall continue automatically for successive terms of one year after the date specified in subsection (a) above, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Trust’s Board of Trustees who are not parties to the Agreement or “interested persons” of such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust’s Board of Trustees or by a vote of a “majority of the outstanding voting securities” of the Trust; provided, however, that the Agreement may be terminated by the Trust at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees or a vote of a “majority of the outstanding voting securities” of the Trust, on sixty (60) days prior written notice to the Administrator or by the Administrator at any time, without the payment of any penalty, on sixty (60) days prior written notice to the Trust. (As used in the Agreement, the terms “majority of the outstanding voting securities” and “interested persons” shall have the same meanings as such terms have in the 1940 Act.)

3.	Schedule A: Schedule A to the Agreement is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first above set forth.

1290 FUNDS		EQUITABLE INVESTMENT MANAGEMENT, LLC

By:	/s/ Brian Walsh	By:	/s/ Kenneth Kozlowski
	Brian Walsh		Kenneth Kozlowski
	Chief Financial Officer and Vice President		Chief Investment Officer and Executive Vice President

1290 Funds

AMENDMENT NO. 3

SCHEDULE A

Fees and Expenses

Trust Administration, Accounting and Compliance Fees

Fund(s)	Fee

1290 Avantis U.S. Large Cap Growth Fund

1290 Diversified Bond Fund

1290 Equity 500 Index Fund

1290 Essex Small Cap Growth Fund

1290 GAMCO Small/Mid Cap Value Fund

1290 High Yield Bond Fund

1290 Loomis Sayles Multi-Asset Income Fund

1290 Multi-Alternative Strategies Fund

1290 SmartBeta Equity Fund

The greater of 0.15% of each Fund’s average daily net assets, or $30,000 per Fund (or $30,000 for each allocated portion (or sleeve) of a Fund).